FIRST AMENDMENT TO

ADMINISTRATION AGREEMENT

This first amendment (the “Amendment”) to the Administration Agreement dated as of July 21, 2026 (the “Agreement”), by and between each of the entities listed on Schedule A, each severally and not jointly (each referred to herein as the “Fund”) and J.P. Morgan Investment Management, Inc. (the “Administrator”), is entered into as of July 21, 2026 (the “Eﬀective Date”).

WHEREAS, the Fund and the Administrator (the “Parties”) desire to amend Schedules A and B of the Agreement to reflect an updated list of Funds; and

WHEREAS, pursuant to Article 10 of the Agreement all amendments to add or remove one or more Funds are required to be in writing and signed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and suﬃciency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Schedules A and B to the Agreement are hereby deleted in their entirety and replaced with Schedules A and B attached hereto.

3.	All other terms and conditions of the Agreement remain in eﬀect and are hereby incorporated herein by reference.

4.	This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

JPMorgan Real Assets Dedicated Fund

By:	/s/ Timothy J. Clemens
Name:	Timothy J. Clemens
Title:	Chief Financial Officer & Treasurer

JPMorgan Public and Private Income Fund

By:	/s/ Timothy J. Clemens
Name:	Timothy J. Clemens
Title:	Chief Financial Officer & Treasurer

JPMorgan Credit Markets Fund

By:	/s/ Timothy J. Clemens
Name:	Timothy J. Clemens
Title:	Chief Financial Officer & Treasurer

J.P. Morgan Investment Management Inc.

By:	/s/ Shannon Gaines
Name:	Shannon Gaines
Title:	Executive Director

SCHEDULE A

TO THE ADMINISTRATION AGREEMENT

NAME OF FUND	STATE AND FORM OF ORGANIZATION	PRINCIPAL PLACE OF BUSINESS
JPMorgan Credit Markets Fund	Delaware statutory trust	390 Madison Avenue, New York, NY 10017

JPMorgan Public and Private Income Fund	Delaware statutory trust	390 Madison Avenue, New York, NY 10017

JPMorgan Real Assets Dedicated Fund	Delaware statutory trust	390 Madison Avenue, New York, NY 10017

SCHEDULE B

TO THE ADMINISTRATION AGREEMENT

(EFFECTIVE AS OF JULY 21, 2026)

The Administrator receives a pro-rata portion of the following annual fee on behalf of each Fund listed below for administrative services: 0.075% of the first $10 billion of average daily net assets, plus 0.05% of average daily net assets from $10 to $20 billion, plus 0.025% of average daily net assets from $20 to $25 billion, plus 0.01% on average daily net assets in excess of $25 billion.

JPMorgan Public and Private Income Fund – Eﬀective as of June 16, 2026

JPMorgan Credit Markets Fund – Eﬀective as of June 16, 2026

JPMorgan Real Assets Dedicated Fund – Eﬀective as of July 21, 2026